Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Share Incentive Plan of Melco Resorts & Entertainment Limited of our reports dated March 31, 2021, with respect to the consolidated financial statements of Melco Resorts & Entertainment Limited and the effectiveness of internal control over financial reporting of Melco Resorts & Entertainment Limited, included in its Annual Report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Hong Kong

December 9, 2021